Press Release

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES FINDS ACCOUNTING ERRORS
IN ONE OF ITS DIVISIONS
HOUSTON —APRIL 13, 2007 — Management and the Audit Committee of the Board of Directors of Powell Industries, Inc. (NASDAQ: POWL) have concluded that certain accounting errors found at one of its divisions are included in the Company’s previously issued consolidated financial statements for the first quarter of fiscal 2007 ended December 31, 2006 and for the eleven-month transition period ended September 30, 2006 and one or more fiscal quarters in such transition period. Accordingly, such consolidated financial statements, including those for each of the fiscal quarters of 2006, should no longer be relied upon pending completion of an ongoing review.
     The accounting errors occurred at one of the Company’s divisions and were discovered in the course of a review of the financial results of such division by a new controller of the division shortly after joining the Company. The accounting errors relate to certain adjusting entries pertaining to the reconciliation process for inventories, accounts payable and work-in-process. Based on current information, the cumulative effect of the issues identified at this division would cause an increase in the cost of sales resulting in a reduction to net income of approximately $2.5 million, or $0.22 per share. In addition, inventories and accounts payable reflected in the respective balance sheets contained in such financial statements were also misstated.
     The Audit Committee, in consultation with management, is investigating this issue to fully understand its origin and determine the adjustments necessary to correct previously filed financial statements. The preliminary findings, both the cumulative effect and periods impacted, are subject to change based on further analysis. Upon completion of its review, the Company plans to restate financial statements and its assessment of internal controls, as appropriate. Completion of the company’s review and the necessary restatements will probably delay the filing of the Company’s second quarter 10-Q.
     Don Madison, chief financial officer, stated, “While we believe these errors were the result of mistakes, all appropriate measures and reviews are being taken to correct this situation.

Powell Industries has always maintained the highest standards of conduct in our accounting practices and strict compliance with all applicable accounting standards. Our proactive response to this matter reinforces our commitment to provide a high level of timely disclosure and to provide a clear and accurate presentation of our financial condition and results of operations.”
     Due to the nature of this process, the Company expects to update its previous guidance on or before the date it reports fiscal second quarter results.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to the results of the Company’s internal investigation relating to the accounting errors described above, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
# # #